Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

ORBCOMM Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-203186, on Form S-3 and Registration Statements Nos. 333-211172, 333-211168, 333-174916 and 333-139583 on Form S-8 of ORBCOMM Inc. and subsidiaries (the Company) of our report dated March 13, 2015, with respect to the consolidated statements of operations, comprehensive (loss) income, cash flows, and changes in equity of the Company for the year ended December 31, 2014, and the related financial statement schedule for the year ended December 31, 2014, which report appears in the December 31, 2016 annual report on Form 10-K of ORBCOMM Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York

March 3, 2017